Exhibit 99.10

May 10, 2021

The Board of Directors of

Enovix Corporation

3501 W. Warren Avenue

Fremont, CA 94538

RE: Consent of Valuation Research Corporation

Ladies and Gentlemen:

Valuation Research Corporation (“VRC”) hereby consents to (i) the inclusion of our opinion letter, dated February 15, 2021 (the “Fairness Opinion”), to the Board of Directors of Enovix Corporation (“Enovix”) as an annex to the proxy statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed merger involving Enovix, Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and RSVAC Merger Sub Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of RSVAC (together with any amendments thereto, the “Registration Statement”) that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, and any related Prospectus, (ii) the references therein to VRC and (iii) the inclusion therein of (a) the summaries of and excerpts from the Fairness Opinion, (b) the description of certain financial analyses underlying the Fairness Opinion and (c) certain terms of our engagement by Enovix.

By giving such consent, VRC does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Valuation Research Corporation

VALUATION RESEARCH CORPORATION